                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
             SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement           [  ] Confidential, For use
                                                 of the Commission Only (as
                                                 permitted by Rule 14a-6(e)(2)
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SANCHEZ COMPUTER ASSOCIATES, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid

[   ]    Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                 [SANCHEZ LOGO]
                            40 VALLEY STREAM PARKWAY
                                MALVERN, PA 19355

                              PHONE: (610) 296-8877
                               FAX: (610) 296-7371

                            INTERNET: www.sanchez.com



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


Dear Stockholder:

You are invited to attend the Sanchez Computer Associates, Inc. 2000 Annual Meeting of Stockholders.

DATE:                      Wednesday, May 24, 2000

TIME:                      2:00 p.m. Eastern time

PLACE:                     The Wyndham Valley Forge Hotel
                           888 Chesterbrook Boulevard
                           Wayne, PA  19087
                           (610) 647-6700

DIRECTIONS:                Included on the last page

No admission tickets are required. If you cannot attend the meeting in person, you may listen to the meeting over the Internet through Vcall, Inc. at http://www.vcall.com. Please go to this web site approximately 15 minutes early to register and download any necessary audio software.

Only stockholders who owned stock at the close of business on April 7, 2000, can vote at this meeting or any adjournments that may take place.

At the meeting, we will elect 11 directors and attend to any other business properly presented at the meeting. We also will report on our 1999 business results and other matters of interest to our stockholders. You will have an opportunity at the meeting to ask questions, make comments, and meet our management team.

OUR BOARD OF DIRECTORS IS A VITAL RESOURCE. WE CONSIDER YOUR VOTE IMPORTANT, NO MATTER HOW MANY SHARES YOU HOLD, AND WE ENCOURAGE YOU TO VOTE AS SOON AS POSSIBLE.

The proxy statement, accompanying proxy card, and 1999 annual report are being mailed to stockholders beginning April 27, 2000, in connection with the solicitation of proxies by the board of directors.

Sincerely,

/s/ Michael A. Sanchez                      /s/ Carl Sottosanti

Michael A. Sanchez                          Carl Sottosanti
Co-Chairman of the Board                    Secretary

April 27, 2000

--------------------------------------------------------------------------------
                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------


Q:   WHO IS ENTITLED TO VOTE?
A: Stockholders of record as of the close of business on April 7, 2000, may vote at the annual meeting.

Q:   HOW MANY SHARES CAN VOTE?
A: On April 7, 2000, there were 24,910,038 shares issued and outstanding. Every stockholder may cast one vote for each share owned.

Q:   WHAT MAY I VOTE ON?
A: You may vote on the election of 11 directors who have been nominated to serve on our board of directors.

Q:   HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSAL?
A:   The board recommends a vote FOR each board nominee.

Q:   HOW DO I VOTE?
A: Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.

     If you sign your proxy card, but do not mark any boxes showing how you wish to vote, Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman will vote your shares as recommended by the board of directors.

Q:   WHAT IF I HOLD MY SHARES IN A BROKERAGE ACCOUNT?
A: If you hold your shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

     1.   by telephone,
     2.   via the Internet, or
     3.   by returning the form to your broker.

     Your vote by telephone or Internet will help us save money. Remember, if you vote by telephone or Internet, do not return your voting instruction form.

Q:   WHAT IF I WANT TO CHANGE MY VOTE?
A: You may change your vote at any time before the meeting in any of the following three ways:

     1.   notify our corporate secretary, Carl Sottosanti, in writing,
     2.   vote in person at the meeting, or
     3.   submit a proxy card with a later date.

     If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.

Q:   HOW WILL DIRECTORS BE ELECTED?
A: The 11 nominees who receive the highest number of affirmative votes at a meeting at which a quorum is present will be elected as directors.

Q:   WHO WILL COUNT THE VOTES?
A: A representative of Sanchez will count the votes and act as the judge of election.



[SANCHEZ LOGO]                                                                 1

--------------------------------------------------------------------------------
                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
A: Your shares may be registered differently or may be in more than one account. We encourage you to have all accounts registered in the exact same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent:

     ChaseMellon Shareholder Services
     85 Challenger Road
     Ridgefield Park, NJ 07660
     Toll-free telephone 800-526-0801.

     If you provide ChaseMellon with photocopies of the proxy cards that you receive or with the account numbers that appear on each proxy card, it will be easier to accomplish this.

     You also can find information on transferring shares and other useful stockholder information on their web site at www.chasemellon.com.

Q:   WHAT IS A QUORUM?
A: A quorum is a majority of the outstanding shares. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

Q:   WHAT IS THE EFFECT IF I ABSTAIN OR FAIL TO GIVE INSTRUCTIONS TO MY BROKER?
A: If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

     Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when banks, brokers or other nominees holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the meeting. In this event, banks, brokers and other nominees may vote those shares on routine matters, such as the election of directors.

     Broker non-votes and abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is treated the same as an abstention.

Q:   WHO CAN ATTEND THE MEETING?
A: All stockholders are encouraged to attend the meeting. Admission tickets are not required.

Q:   WHAT IF I CAN'T ATTEND THE MEETING?
A: If you cannot attend the meeting in person, you may listen to the proceedings over the Internet through Vcall, Inc. at http://www.vcall.com. Please go to this web site approximately fifteen minutes early to register and download any necessary audio software. If you cannot listen to the live broadcast, Vcall will have a replay of the meeting available on its web site beginning immediately after the meeting and a transcript of the meeting available by approximately May 29.

Q:   ARE THERE ANY EXPENSES ASSOCIATED WITH COLLECTING THE STOCKHOLDER VOTES?
A: We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes at this time.


[SANCHEZ LOGO]                                                                 2

--------------------------------------------------------------------------------
                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

Q:   WHAT IS A STOCKHOLDER PROPOSAL?
A: A stockholder proposal is your recommendation or requirement that Sanchez or our board of directors take action on a matter that you intend to present at a meeting of stockholders. However, under applicable rules, we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q:   CAN ANYONE SUBMIT A  STOCKHOLDER PROPOSAL?
A: To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1% of our common stock, for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

Q: IF I WISH TO SUBMIT A STOCKHOLDER PROPOSAL FOR THE ANNUAL MEETING IN 2001, WHAT ACTION MUST I TAKE?
A: If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2001, you must submit the proposal, in writing, so that our corporate secretary receives it no later than December 28, 2000. The proposal must meet the requirements established by the SEC. Send your proposal to:

     Carl Sottosanti, Vice President, General Counsel and Secretary Sanchez Computer Associates, Inc.
     40 Valley Stream Parkway
     Malvern, PA 19355

     If you wish to present a proposal at the annual meeting in 2001 that has not been included in the proxy statement, the management proxies will be allowed to use their discretionary voting authority unless notice of your proposal has been received by our corporate secretary no later than March 13, 2001.

Q:   CAN A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR?
A: We will consider qualified candidates recommended by our stockholders. You should submit your recommendation, including a detailed statement of the individual's qualifications, to our corporate secretary at the address shown in the preceding question.

Q:   WHO ARE THE LARGEST STOCKHOLDERS OF SANCHEZ?
A: Safeguard Scientifics, our largest stockholder, beneficially owns 25.2% of our shares. Michael Sanchez, our co-chairman, beneficially owns 15.0%, and Frank Sanchez, our CEO, beneficially owns 6.5%. Other directors and executive officers beneficially own a total of an additional 8.7% of our common stock. At December 31, 1999, no other stockholder owned more than 5% of our stock.


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
--------------------------------------------------------------------------------
                              ELECTION OF DIRECTORS
                              ITEM 1 ON PROXY CARD
--------------------------------------------------------------------------------


Directors are elected annually and serve a one-year term. There are 11 nominees for election this year. Each nominee, with the exception of Joseph Waterman, is currently serving as a director. Each nominee has consented to serve until the next annual meeting if elected. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.

THE BOARD RECOMMENDS A VOTE FOR EACH NOMINEE. THE 11 NOMINEES WHO RECEIVE THE HIGHEST NUMBER OF AFFIRMATIVE VOTES WILL BE ELECTED AS DIRECTORS.


--------------------------------------------------------------------------------
MICHAEL A. SANCHEZ                                           Director since 1979
Age 42

Mr. Michael Sanchez founded the company in 1979, serving as chief executive officer from inception until April 1997, as well as its chairman since inception until April 1999 when he was named co-chairman along with Mr. Zlatoper. Mr. Sanchez also has served as chief executive officer of e-PROFILE since April 1999. In addition to assisting with the strategic direction for Sanchez, he is also responsible for the organizational growth and development of e-PROFILE. Mr. Sanchez is a director of e-PROFILE. Michael Sanchez and Frank Sanchez are brothers.

--------------------------------------------------------------------------------
FRANK R. SANCHEZ                                             Director since 1980
Age 43

Mr. Frank Sanchez has been the chief executive officer since April 1999 and previously was president and chief operating officer of the company since 1994. In his capacity as chief executive officer, Mr. Sanchez is responsible for the overall strategy and performance of the company. He was the principal architect of the PROFILE integrated banking system and continues to be responsible for developing the product and technical strategy. From 1980 until 1994, Mr. Sanchez was executive vice president in charge of technology and product development.

--------------------------------------------------------------------------------
JOSEPH F. WATERMAN                                              Director nominee
Age 48

Mr. Waterman has served as president and chief operating officer of Sanchez since April 1999 and is responsible for the day-to-day operation of the company. Previously, he was senior vice president and chief financial officer from 1992 when he joined the company. Prior to joining Sanchez, Mr. Waterman was employed by Safeguard Scientifics, Inc. for 13 years. Mr. Waterman is a director of e-PROFILE.



[SANCHEZ LOGO]                                                                 4

--------------------------------------------------------------------------------
WARREN V. MUSSER                                             Director since 1987
Age 73

Mr. Musser has served, since 1953, as chairman of the board and chief executive officer of Safeguard Scientifics, Inc., a leading Internet company focused on the infrastructure market. Mr. Musser is chairman of the board of Cambridge Technology Partners (Massachusetts), Inc., a director of CompuCom Systems, Inc. and DocuCorp International, Inc., and a trustee of Brandywine Realty Trust. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as vice president/development, Cradle of Liberty Council, Boy Scouts of America; vice chairman of The Eastern Technology Council; and chairman of the Pennsylvania Partnership on Economic Education.

--------------------------------------------------------------------------------
LAWRENCE CHIMERINE                                           Director since 1987
Age 59

Dr. Chimerine has served as managing director and chief economist of the Economic Strategy Institute since August 1993 and as president of Radnor International Consulting, an economic advisory firm, since August 1991. Dr. Chimerine was an advisor to the WEFA Group from 1997 to 1999. Dr. Chimerine is a director of Bank United Corp., Outsource International, Inc., and Global Capital Partners.

--------------------------------------------------------------------------------
ALEX W. HART                                                 Director since 1998
Age 59

Since 1998, Mr. Hart has served as an independent consultant. Before 1998, Mr. Hart served as chief executive officer of Advanta Corp., a consumer and small business service company that he joined in March 1994. Before joining Advanta Corp., Mr. Hart had been president and chief executive officer of MasterCard International, Inc., a worldwide association of over 29,000 member financial institutions. Mr. Hart is a director of HNC Software, Inc., Who? Vision Systems, Inc., Presideo, Inc., Retek, Inc., Destiny Solutions, Inc., 4anything.com, Inc. and serves as chairman of the board of e-PROFILE.

--------------------------------------------------------------------------------
KAILASH C. KHANNA                                            Director since 1997
Age 61

Dr. Khanna is currently chief operating officer and chief technology officer of MoneyTran.com, a business-to-business electronic payment company. Previously, he was executive vice president of CBSI, an information technology services company. In September 1993, Dr. Khanna joined the Society for Worldwide Interbank Financial Telecommunication s.c., a cooperatively owned provider of interbank financial transfer services, initially as head of information technology. In 1994, he was appointed the head of technology, operations and support and remained in that position until March 1999. Dr. Khanna is a director of TransNexus, Inc.


[SANCHEZ LOGO]                                                                 5

--------------------------------------------------------------------------------
JOHN D. LOEWENBERG                                           Director since 1996
Age 59

Mr. Loewenberg is currently managing partner of JDL Enterprises, a consulting firm. Previously, Mr. Loewenberg was an executive vice president and chief operating officer of Connecticut Mutual, a life insurance company, from May 1995 through March 1996. Before joining Connecticut Mutual, Mr. Loewenberg held several senior management positions with Aetna Life and Casualty and its affiliates. Mr. Loewenberg is a director of CompuCom Systems, Inc., Diamond Technology Partners Incorporated, DocuCorp International, Inc., and Presideo, Inc.

--------------------------------------------------------------------------------
THOMAS C. LYNCH                                              Director since 1996
Age 58

Mr. Lynch has been president and chief operating officer, since August 1999, of CompuCom Systems, Inc., a subsidiary of Safeguard Scientifics, Inc. and a leading provider of information technology products and technology management to large- and medium-sized businesses throughout the United States. From October 1998 until becoming president, Mr. Lynch had served as executive vice president and chief operating officer of CompuCom. Previously, Mr. Lynch served as senior vice president of Safeguard Scientifics since November 1995. Before that time, Mr. Lynch retired from the U.S. Navy as an Admiral after 31 years of service, including serving as Superintendent of the U.S. Naval Academy from 1991 through 1994 and Director of the Navy Staff from 1994 through 1995. Mr. Lynch is a trustee of the U.S. Naval Academy Foundation and is a director of CompuCom Systems, eMerge Interactive, Inc., The Eastern Technology Council, and AFBA Life Insurance Company.

--------------------------------------------------------------------------------
JAMES R. STOJAK                                              Director since 1999
Age 53

Mr. Stojak has served since 1985 as a member of Citibank's management team and since 1996 as executive vice president of Citibank's Global Operations and Technology. From 1990 to 1996, Mr. Stojak was the senior vice president and chief operating officer of Citibank's Europe/North America Credit Card business. He serves as chairman of Citibank (South Dakota), N.A. and as a director of Citibank (Nevada) N.A. Prior to joining Citibank, Mr. Stojak held executive positions with Wells Fargo Bank and Continental Illinois National Bank.

--------------------------------------------------------------------------------
GARY C. WENDT                                                Director since 1999
Age 58

Mr. Wendt served as chairman and chief executive officer of General Electric Capital Services, Inc. from 1986 to 1999. He is currently the executive managing director of Global Opportunity Advisors. Mr. Wendt is a director of iXL Enterprises, Inc. and eXL Services, Inc. and an advisory director of Internet Capital Group, Inc. He also serves as a member of the National Board of Governors Boys & Girls Clubs of America.


[SANCHEZ LOGO]                                                                 6

--------------------------------------------------------------------------------
                  BOARD OF DIRECTORS -- ADDITIONAL INFORMATION
--------------------------------------------------------------------------------


BOARD MEETINGS: The board of directors held four meetings in 1999. Each director attended 100% of the total number of meetings of the board and committees of which he was a member, with the exception of Dr. Khanna, who attended 57% of the meetings, and Mr. Stojak, who was unable to attend the first meeting subsequent to his election to the board.

BOARD COMPENSATION: Directors receive reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings or other company business.

Each director who is not an executive officer of Sanchez or Safeguard is eligible to receive stock option grants, in the discretion of the compensation committee. The term and vesting of options awarded to directors are determined by the committee at the time of grant. The exercise price of each option is equal to the high/low average price of a share of our common stock on the grant date.

In May 1999, Mr. Wendt received an option to purchase 16,800 shares at an exercise price of $38.50 per share. The option vests one-third each year starting May 2000 and has a term of five years from the date it first becomes exercisable.

In August 1999, Mr. Stojak received an option to purchase 16,800 shares at an exercise price of $38.375 per share. The option vests one-third each year starting August 2000 and has a term of five years from the date it first becomes exercisable.

In September 1999, Messrs. Chimerine, Khanna, Loewenberg, Lynch, Stojak and Wendt each received an option to purchase 3,000 e-PROFILE shares at an exercise price of $13.33 per share which was the fair market value established by the e-PROFILE board of directors on the date of grant. The option vested one-third immediately upon grant, the second third will vest on September 7, 2000, and the final third on September 7, 2001, and has a term of five years from the date it first becomes exercisable.


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
--------------------------------------------------------------------------------
                        BOARD COMMITTEE MEMBERSHIP ROSTER
--------------------------------------------------------------------------------

                                          AUDIT         COMPENSATION         EXECUTIVE

MEETINGS HELD IN 1999                       3                1                    0

Michael A. Sanchez *                                         X                    X

Frank R. Sanchez                                                                  X

Warren V. Musser                                             X                    X

Lawrence A. Chimerine                       X                X

Kailash C. Khanna                           X

John D. Loewenberg                          X                X

Thomas C. Lynch                             X


* Mr. Sanchez is a non-voting member of the Compensation Committee

AUDIT COMMITTEE

- discusses the scope and results of our audit with the independent certified public accountants

- reviews with management and the independent certified public accountants the interim and year-end operating results

- considers the adequacy of our internal accounting controls and audit procedures


COMPENSATION COMMITTEE

- determines compensation levels for our officers and other principal employees, including incentive compensation

-    administers our equity compensation plans

EXECUTIVE COMMITTEE

- acts upon all matters with respect to the routine management of our business


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
--------------------------------------------------------------------------------
                   STOCK OWNERSHIP OF DIRECTORS, OFFICERS AND
                        BENEFICIAL OWNERS OF MORE THAN 5%
                               AS OF APRIL 7, 2000
--------------------------------------------------------------------------------



                                                                                     SHARES
                                                                                   BENEFICIALLY
                                          OUTSTANDING            OPTIONS              OWNED
                                            SHARES             EXERCISABLE          ASSUMING
                                          BENEFICIALLY          WITHIN 60          EXERCISE OF      PERCENT OF
                NAME                         OWNED                 DAYS              OPTIONS          SHARES
                ----                         -----                 ----              -------          ------
Safeguard Scientifics, Inc.                  6,288,184                   0            6,288,184        25.2%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087-1945

Michael A. Sanchez                           3,636,689             122,497            3,759,186        15.0%
  40 Valley Stream Parkway
  Malvern, PA 19355

Frank R. Sanchez                             1,513,220             122,801            1,636,021        6.5%
  40 Valley Stream Parkway
  Malvern, PA 19355

Ronald J. Zlatoper                              70,664             100,000              170,664          *

Joseph F. Waterman                             496,197                   0              496,197        2.0%

Warren V. Musser                             1,127,668                   0            1,127,668        4.5%

Lawrence A. Chimerine                           94,000                   0               94,000          *

Alex W. Hart                                     2,000               5,600                7,600          *

Kailash C. Khanna                                4,700              12,000               16,700          *

John D. Loewenberg                               3,420              32,600               36,020          *

Thomas C. Lynch                                  2,898                   0                2,898          *

James R. Stojak                                      0                   0                    0          *

Gary C. Wendt                                        0                   0                    0          *

Douglas J. Enns                                  5,000              11,667               16,667          *

Dan S. Russell                                 126,302                   0              126,302          *

Executive officers and directors as          7,240,844             418,133            7,658,977        30.2%
a group (18 persons)


* Less than 1% of our outstanding shares of common stock

Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except as follows:

     Safeguard Scientifics         Shares are held of record by wholly owned
                                   subsidiaries of Safeguard as follows:
                                   Safeguard Scientifics (Delaware), Inc. --
                                   5,470,584 shares; Safeguard Delaware, Inc. --
                                   817,600 shares

     Michael A. Sanchez            Includes 198,000 shares held in custodial
                                   accounts for three minor children and 90,000 shares held by his spouse

     Warren V. Musser              Includes 128,800 shares held by a charitable
                                   foundation established by Mr. Musser and 24,000 shares held by two trusts of which he serves as a co-trustee

     Joseph F. Waterman            Includes 3,996 shares held by his spouse,
                                   1,800 shares held in custodial accounts for three minor children, 1,054 shares held in a spousal trust


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
SHARES OF SUBSIDIARY CORPORATION OWNED BY SANCHEZ DIRECTORS AND OFFICERS: e-PROFILE is a majority owned subsidiary of Sanchez. As of April 7, 2000, all executive officers and directors of Sanchez as a group beneficially owned less than 1% of the shares of common stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE: The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by our directors and executive officers. To the best of our knowledge, the only late filings during 1999 were as follows: a Form 4 filed late by Michael A. Sanchez, Dan S. Russell, and Joseph F. Waterman on one occasion; a Form 4 filed late on two occasions by Lawrence Chimerine; 5 transactions reported late on a Form 4 by Kailash C. Khanna; and a Form 3 filed late by Douglas J. Enns, James R. Stojak and Gary C. Wendt.

--------------------------------------------------------------------------------
                             STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

The following graph compares the cumulative total return on our common stock for the period November 13, 1996, through December 31, 1999, with the cumulative total return on the Nasdaq Index and the peer group index for the same period. The peer group consists of Nasdaq companies with SIC Code 737 -- Computer Programming and Data Processing Services. The comparison assumes that $100 was invested on November 13, 1996, in our common stock and in each of the comparison indices, and assumes reinvestment of dividends. We have historically reinvested earnings in the growth of our business and have not paid cash dividends on our common stock.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS

                                  [LINE GRAPH]


[SANCHEZ LOGO]

                    Nov 96    Dec 96    Dec 97    Dec 98    Dec 99
Sanchez              100       143       530       532      1586
Nasdaq               100       103       126       177       320
Peer Group           100       102       126       224       474

--------------------------------------------------------------------------------
                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


COMPENSATION PHILOSOPHY

We are in a highly competitive industry. To succeed, we must be able to
-    attract and retain qualified employees,
- promote among them the economic benefits of stock ownership in our company, and
- motivate and reward employees who, by their hard work, loyalty, and exceptional service, make contributions of special importance to the success of our business.

COMPENSATION STRUCTURE

The compensation of our executives consists of
-    base pay,
-    cash incentives, and
-    stock options.

BASE PAY

Base pay is established initially for new executives on the basis of subjective factors, including experience, individual achievements, and the level of responsibility to be assumed. Salary increases also are awarded based on subjective factors, including
-    an executive's increased levels of individual responsibility,
- maintaining an appropriate scale among our executives based on relative positions and responsibilities,
-    the competitiveness of the labor market in the technology sector, and
-    general levels of inflation.

MR. FRANK SANCHEZ' 1999 BASE PAY. Mr. Sanchez' base salary was increased from $230,000 to $250,000 or approximately 8.7% when he was appointed chief executive officer in April 1999.

MR. ZLATOPER'S 1999 BASE PAY. Mr. Zlatoper's base salary was fixed by the committee when he was appointed chief executive officer in April 1997, a position he served in until April 1999. There was no salary increase in 1999.

OTHER HIGHLY COMPENSATED EXECUTIVES' 1999 BASE PAY. Base pay for 1999 was determined by considering the subjective factors discussed previously.

CASH INCENTIVES

Cash incentives may be awarded at the discretion of the committee. Cash incentives are intended to motivate executives to achieve and exceed not only the targeted tasks and objectives determined for each executive according to his or her functional responsibilities within the organization, but also our annual performance targets and strategic objectives as defined in our annual strategic plan.

MR. FRANK SANCHEZ' 1999 CASH INCENTIVE. Mr. Sanchez was awarded a cash incentive of $40,000 for 1999 based on corporate performance and other subjective factors.

MR. ZLATOPER'S 1999 CASH INCENTIVE. Mr. Zlatoper was not awarded a cash incentive for 1999.

OTHER HIGHLY COMPENSATED EXECUTIVES' 1999 CASH INCENTIVE. Cash incentives for 1999 were determined by considering corporate performance and other subjective factors.

STOCK OPTIONS

Our equity compensation plan is designed to attract, retain and reward employees who make significant contributions toward achievement of our financial and operational objectives. Grants under the

[SANCHEZ LOGO]                                                                11
plan align the interests of our executives and employees with the long-term interests of our stockholders and motivate executives and employees to remain in our employ. Generally, grants are not made every year, but are awarded subjectively, based on a number of factors, including the achievement of our financial and strategic objectives, the individual's contributions toward the achievement of our financial and operational objectives, and the amount and term of options already held by each individual.

1999 STOCK OPTION AWARDS. The committee granted stock options during 1999 to certain of its new executives and employees and also granted options to certain executives and employees for performance during 1999. The relative number of options granted to new executives and employees was based on each person's responsibilities. In addition, e-PROFILE granted stock options to most Sanchez executives and employees who were employed by Sanchez on September 7, 1999.

IRS LIMITS ON DEDUCTIBILITY OF COMPENSATION.

The committee is aware that Internal Revenue Code section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the compensation tables that is not "performance based" as defined in section 162(m). The committee believes that annual levels of executive compensation that are not performance based are not likely to exceed one million dollars in the foreseeable future.

By the Compensation Committee:

Lawrence Chimerine
John D. Loewenberg
Warren V. Musser
Michael A. Sanchez

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors Chimerine, Loewenberg and Musser are the voting members of the committee. Mr. Michael Sanchez, co-chairman of the board and one of our executive officers, serves as a non-voting member of the committee. Mr. Sanchez did not participate in discussions regarding his compensation.


[SANCHEZ LOGO]                                                                12

--------------------------------------------------------------------------------
                   EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS
--------------------------------------------------------------------------------


                  1999 ANNUAL COMPENSATION FOR TOP SIX OFFICERS

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                            ANNUAL COMPENSATION(1)                       AWARDS
                            -----------------------------------------------------     ------------
                                                                                       SECURITIES
                                                                     OTHER ANNUAL      UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL                                                COMPENSATION     OPTIONS/SARS     COMPENSATION
        POSITION            YEAR    SALARY ($)      BONUS($)(2)         ($)(6)             (#)            ($)(3)
        --------            ----    ----------      -----------         ------             ---            ------

Frank R. Sanchez, CEO       1999     $235,005         $ 40,000         $     --           22,000         $  9,300
                                                                                          50,000(7)

                            1998      224,000          150,000               --           80,000            8,970

                            1997      204,500             --                 --             --              4,800

Ronald J. Zlatoper,         1999     $225,000         $   --           $     --             --           $  6,750
Co-Chairman(4)
                            1998      225,000           17,500               --             --              3,900

                            1997      152,586             --                 --          400,000             --

Michael A. Sanchez,         1999     $233,755         $ 40,000         $     --           22,000         $  9,263
Co-Chairman                                                                               50,000(7)

                            1998      217,675          150,000               --           80,000            8,030

                            1997      194,275             --                 --             --              4,800

Joseph F. Waterman,         1999     $192,500         $ 25,000         $     --           20,700         $  6,975
President and COO                                                                         25,000(7)

                            1998      163,550           77,500               --           40,000            6,031

                            1997      143,149             --                 --             --              5,194

Dan S. Russell,             1999     $179,500         $ 20,000         $     --           21,000         $  5,197
Senior Vice President,                                                                    15,000(7)
Technical Development
                            1998      156,240           40,000               --           40,000            4,687

                            1997      129,305           20,000               --             --              3,879

Douglas J. Enns,            1999     $124,998         $ 20,000         $ 56,502           80,000         $   --
Managing Director,                                                                        15,000(7)
International
Operations (5)


NOTES TO ANNUAL COMPENSATION TABLE:

(1) Includes compensation that has been deferred by the top six officers under defined contribution plans.
(2)      Includes amounts paid or accrued related to 1999.
(3)      Represents a contribution under our 401(k) plan.
(4) Mr. Zlatoper's employment commenced in April 1997 and he served as CEO until April 1999.
(5)      Mr. Enns' employment commenced in July 1999.
(6) Includes payments for housing, benefits and auto expenses related to overseas assignment.
(7) Represents options granted by e-PROFILE to acquire shares of e-PROFILE common stock under its equity compensation plan.


[SANCHEZ LOGO]                                                                13

                            1999 STOCK OPTION GRANTS


                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                         AT ASSUMED ANNUAL RATES
                                INDIVIDUAL GRANTS(1)                                          OF STOCK PRICE
                                                                                               APPRECIATION
                                                                                            FOR OPTION TERM(2)
------------------------------------------------------------------------------------     ------------------------
                                             % OF TOTAL
                            NUMBER OF         OPTIONS/
                            SECURITIES          SARS
                            UNDERLYING       GRANTED TO
                             OPTIONS/         EMPLOYEES    EXERCISE OR
                               SARS           IN FISCAL     BASE PRICE     EXPIRATION        5%            10%
          NAME              GRANTED(#)          YEAR         ($/SH)          DATE           ($)           ($)
          ----              ----------          ----         ------          ----           ---           ---
Frank R. Sanchez             22,000 (3)         3.8%        $ 11.438        2/25/07      $  85,580   $   194,152
                             50,000 (4)         6.5%          13.330        9/07/06        338,571       662,171

Ronald J. Zlatoper               --              --               --          --                --            --

Michael A. Sanchez           22,000 (3)         3.8%        $ 11.438        2/25/07      $  85,580   $   194,152
                             50,000 (4)         6.5%          13.330        9/07/06        338,571       662,171

Joseph F. Waterman           20,700 (3)         3.6%        $ 11.438        2/25/07      $  80,523   $   182,680
                             25,000 (4)         3.3%          13.330        9/07/06        169,285       331,085

Dan S. Russell               21,000 (3)         3.7%        $ 11.438        2/25/07      $  81,690   $   185,327
                             15,000 (4)         2.0%          13.330        9/07/06        101,572       198,651

Douglas J. Enns              80,000 (3)        13.9%        $ 27.000        7/01/06      $ 617,110   $ 1,369,023
                             15,000 (4)         2.0%          13.330        9/07/06        101,572       198,651

(1) All options have an exercise price equal to or greater than the fair market value of the shares subject to each option on the grant date. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same-day sales (that is, a cashless exercise through a broker). The compensation committee, upon exercise of an option, may elect to pay an individual, in cash or in common stock, the difference between the exercise price and the fair market value on the exercise date. The committee may modify the terms of outstanding options, including acceleration of the exercise date.

(2) These values assume that the shares appreciate at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of our future stock price growth. Executives will not benefit unless the common stock price increases above the stock option exercise price. The expiration date shown is the last date when the final vested portion of each option may be exercised.

(3) These options vest one-third each year commencing on the first anniversary of the grant. Each vested segment of these options has a five-year term from the date it first becomes exercisable.

(4) These options were granted by e-PROFILE on September 7, 1999 to purchase shares of e-PROFILE common stock. The options vested one-third immediately upon grant, the second third will vest on September 7, 2000, and the final third on September 7, 2001. Each option has a term of five years from the date it first becomes exercisable.


[SANCHEZ LOGO]                                                                14

          1999 STOCK OPTION EXERCISES AND YEAR-END STOCK OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                              SHARES                            OPTIONS/SARS                   OPTIONS/SARS
                             ACQUIRED                       AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)(2)
                                ON            VALUE
          NAME              EXERCISE(#)     REALIZED($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE

Frank R. Sanchez
  Sanchez Options                 --        $       --       92,134         68,666       $3,589,964      $2,277,258
  e-PROFILE Options               --                --       16,667         33,333           27,834          55,666

Ronald J. Zlatoper
  Sanchez Options            250,000        $6,505,000            0        100,000       $       --      $4,139,500


Michael A. Sanchez
  Sanchez Options                 --        $       --       91,527         69,273       $3,551,373      $2,279,488
  e-PROFILE Options               --                --       16,667         33,333           27,834          55,666

Joseph F. Waterman
  Sanchez Options             31,830        $  520,627            0         44,470       $       --      $1,465,537
  e-PROFILE Options               --                --        8,333         16,667           13,916          27,834

Dan S. Russell
  Sanchez Options             30,168        $  796,938            0         44,240       $       --      $1,457,372
  e-PROFILE Options               --                --        5,000         10,000            8,350          16,700

Douglas J. Enns
  Sanchez Options                 --        $       --       26,667         53,333       $  443,338      $  886,661
  e-PROFILE Options               --                --        5,000         10,000            8,350          16,700



(1) Sanchez option value is calculated using the difference between the option exercise price and the year-end stock price of $43.625, multiplied by the number of shares subject to an option.

(2) e-PROFILE option value is calculated using the difference between the option exercise price and the last valuation of e-PROFILE common stock established by the e-PROFILE board of directors during 1999 of $15.00, multiplied by the number of shares subject to an option.


[SANCHEZ LOGO]                                                                15

RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT AND OTHERS

We have an administrative services agreement with Safeguard for administrative support services. The services that Safeguard provides include consultation regarding our general management, investor relations, certain legal services, insurance programs administration, and tax research and planning. The annual administrative services fee does not cover extraordinary services provided by Safeguard or services that are contracted out. The agreement provides for automatic quarterly renewals unless terminated by either Safeguard or Sanchez upon notice at least ninety days before the end of any given quarter. We expensed $100,000 during 1999 for these services.

In March 1995, we loaned Frank Sanchez $114,000. We made this loan to provide funding to exercise certain stock options for the purchase of common stock as part of a company-wide program enabling all employees who had been granted options before December 31, 1993, to exercise similar options. In consideration of this loan, Mr. Sanchez executed a full recourse note. The note has a 10-year term and bears interest at the rate of 7.75% per annum. The highest outstanding balance during 1999 was $105,268, and the loan was fully repaid in February 2000.

In June 1997, we agreed to loan Safeguard up to $12.0 million on a revolving basis at Safeguard's effective borrowing rate minus 0.75%. Interest is paid monthly. This rate is higher than we are earning on our money market investments. The highest outstanding balance during 1999 was $12.0 million. The loan was fully repaid in June 1999.

In September 1997, we loaned Ronald Zlatoper $176,593. This loan provided funding for the exercise of a portion of his stock options and the related taxes. The full recourse note bears interest at the rate of 5.81%. Interest is payable in arrears on March 31 of each year. The principal balance is due upon demand, but in any event becomes automatically payable in full within 15 business days after he sells the stock. The highest outstanding balance during 1999 was $180,892, and the loan was fully repaid in September 1999.

INDEPENDENT PUBLIC ACCOUNTANTS

In November 1998, we retained Arthur Andersen, LLP as our independent public accountants for 1998, replacing PricewaterhouseCoopers LLP, the former independent public accountants. The report of PricewaterhouseCoopers on the audit of our consolidated financial statements as of and for the year ended December 31, 1997 contained no adverse opinion, no disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. We are not aware of any disagreements with our former accountants during our last most recent fiscal year and through August 7, 1998, of any matters of accounting principles or practices, financial statement disclosures, or auditing scope and procedures which, if not resolved to their satisfaction, would have caused them to make reference to the matters in their report. The decision to change auditors was a result of the merger of Coopers & Lybrand L.L.P., our then auditors, and Price Waterhouse LLP, and the existence of a business consulting relationship with Price Waterhouse which was expected to impair its auditor independence. The selection of Arthur Andersen was recommended to and approved by our audit committee. We intend to retain Arthur Andersen for 2000. A representative of Arthur Andersen is expected to be present at the annual meeting, will have an opportunity to make a statement at the meeting, if desired, and will be available to respond to appropriate questions.


[SANCHEZ LOGO]                                                                16

                                 [SANCHEZ LOGO]
                            40 VALLEY STREAM PARKWAY
                                MALVERN, PA 19355

                              PHONE: (610) 296-8877
                               FAX: (610) 296-7371

                            INTERNET: www.sanchez.com



                  DIRECTIONS TO THE WYNDHAM VALLEY FORGE HOTEL
                           888 Chesterbrook Boulevard
                                 Wayne, PA 19087
                                 (610) 647-6700

FROM PHILADELPHIA                                FROM WILMINGTON AND POINTS SOUTH
                                                 (DELAWARE AND MARYLAND)

Take the Schuylkill Expressway (I-76) West.      Take I-95 North to Route 202 North.  Follow
Follow I-76 West to Route 202 South. Take        Route 202 North to the Route 252/
Route 202 South to the Chesterbrook              Chesterbrook/Paoli Exit. At the bottom of
Boulevard exit. The hotel is on the right.       the ramp, turn left. Turn right at the light
                                                 onto Duportail Road and follow to the second
                                                 light. Cross the intersection into the hotel
                                                 parking lot.


FROM SOUTH NEW JERSEY                            FROM HARRISBURG AND POINTS WEST

Take I-95 South to Route 322 West. Take          Take PA Turnpike East to Exit 24, Valley
Route 322 West to US Route 1 South to            Forge. Take Route 202 South to the
Route 202 North. Follow Route 202 North to       Chesterbrook Boulevard. The hotel is on
the Route 252/Chesterbrook Exit. At the          the right.
bottom of the ramp, turn left. Turn right at
the light onto Duportail Road and follow to
the second light. Cross the intersection into
the hotel parking lot.


FROM PHILADELPHIA AIRPORT                        FROM NEW YORK AND POINTS NORTH

Take I-95 South to Route 476 North. Follow       Take the New Jersey Turnpike South to
Route 476 North to the Schuylkill                Exit 6, the Pennsylvania Turnpike extension.
Expressway (I-76) West to Route 202 South.       Follow the Turnpike West to Exit 24, Valley
Take Route 202 South to the Chesterbrook         Forge. Take Route 202 South to the Chesterbrook
Boulevard exit. The hotel is on the right.       Boulevard exit. The hotel is on the right.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.     Please mark
                                                             your votes as
                                                             indicated in    [X]
                                                             this example


1. ELECTION OF DIRECTORS         Nominees: Michael A. Sanchez, Frank R. Sanchez,
                                 Joseph F. Waterman, Warren V. Musser, Lawrence
                                 Chimerine, Alex W. Hart, Kailash C. Khanna,
                                 John D. Loewenberg, Thomas C. Lynch, James R.
                                 Stojak, Gary C. Wendt

  FOR ALL NOMINEES           WITHHOLD
LISTED TO THE RIGHT         AUTHORITY
 (EXCEPT AS MARKED    TO VOTE FOR ALL NOMINEES
  TO THE CONTRARY)      LISTED TO THE RIGHT

       [ ]                     [ ]

To withhold authority to vote for any individual nominee while voting for the remainder, strike a line through the nominee's name in the list.



Signature                      Signature                       Date       , 2000
         ---------------------          ----------------------     -------

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. IF SHARES ARE JOINTLY OWNED, YOU MUST BOTH SIGN. INCLUDE YOUR FULL TITLE IF YOU ARE SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, OR ON BEHALF OF A CORPORATION OR PARTNERSHIP.

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *


                                 [SANCHEZ LOGO]
                            40 Valley Stream Parkway
                                Malvern, PA 19355

                              Phone: (610) 296-8877
                               Fax: (610) 296-7371

        For more information about Sanchez, please visit our website at
                                 www.sanchez.com

                   If you cannot attend the meeting in person,
             you may listen to the meeting over the Internet through
                                 Vcall, Inc. at
                              http://www.vcall.com.

         Please go to this web site approximately fifteen minutes early to register and download any necessary audio software.

PROXY


                        SANCHEZ COMPUTER ASSOCIATES, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Please sign and date this proxy, and indicate how you wish to vote, on the back of this card. Please return this card promptly in the enclosed envelope. Your vote is important.

When you sign and return this proxy card, you

- appoint Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on May 24, 2000, and at any adjournments of that meeting,
- authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting, and
-    revoke any previous proxies you may have signed.


IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, AND AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.


--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *



                                 [SANCHEZ LOGO]